Exhibit 5.1

December 6, 2018

Resideo Technologies, Inc.

1985 Douglas Drive North

Golden Valley, Minnesota 55422

Re:	Resideo Technologies, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Resideo Technologies, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-8 (the “Registration Statement”) to be filed today with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 16,250,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), to be issued by the Company pursuant to the 2018 Stock Incentive Plan of Resideo Technologies, Inc. and its Affiliates, the 2018 Stock Plan for Non-Employee Directors of Resideo Technologies, Inc., and the Resideo Technologies UK Sharebuilder Plan (each individually, a “Plan”).

In the course of our acting as counsel to the Company in connection with its preparation of the Registration Statement, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

Resideo Technologies, Inc., p. 2

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, when issued in accordance with the terms of the respective Plan, at prices not less than the par value thereof, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Arthur H. Kohn
Arthur H. Kohn, a Partner